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Exhibit 15

The Board of Directors
Prudential plc
London, England

Re: Registration statement on Form F-3 of Prudential plc

        With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference of our report dated July 23, 2002 related to our review of Prudential plc's interim financial information included in their Interim Report 2002 on Form 6-K dated August 9, 2001.

        Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG AUDIT PLC KPMG Audit Plc

April 16, 2003
London, England

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  Exhibit 15